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                                                                    EXHIBIT 23.2


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM



The Board of Directors
Northwest Biotherapeutics, Inc.

We consent to the incorporation by reference in the registration statement (No. 333-82094) on Form S-8 of Northwest Biotherapeutics, Inc. of our report dated January 25, 2006, except with respect to the subsequent events referred to in
Note 13, the date for which is March 30, 2006, with respect to the balance sheet of Northwest Biotherapeutics, Inc. (a development stage company) as of December 31, 2005 and 2004, and the related statements of operations, stockholders' equity (deficit) and comprehensive loss, and cash flows for the years then ended and the period from March 18, 1996 (inception) through December 31, 2005, which report appears in the December 31, 2005 annual report on Form 10-K of Northwest Biotherapeutics, Inc. The Company's financial statements for the period from March 18, 1996 (date of inception) through December 31, 2003, were audited by other auditors whose report, dated March 12, 2004, except as to Notes 1 and 12, which were as of April 26, 2004, expressed an unqualified opinion on those statements and included an explanatory paragraph that referred to substantial doubt about the Company's ability to continue as a going concern. The financial statements for the period from March 18, 1996 (date of inception) through December 31, 2003, reflect a net loss of $64,242 (in thousands) of the accumulated deficit as of December 31, 2003. The other auditors' report has been furnished to us, and our opinion, insofar as it relates to the amounts included for such prior periods, is based solely on the report of such other auditors.

Our report contains an explanatory paragraph that states that Northwest Biotherapeutics, Inc. has experienced recurring losses from operations since inception, has a working capital deficit and has a deficit accumulated in the development stage which raise substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of that uncertainty.


/s/  Peterson Sullivan PLLC


April 17, 2006
Seattle, Washington